Exhibit 10(b)

                   AMENDMENT TO SEVERANCE AGREEMENT


This Amendment to Severance Agreement between Norwest Corporation, a Delaware corporation (the "Corporation"), and Richard M. Kovacevich (the "Executive") is effective as of January 1, 1995.

                              RECITALS


WHEREAS the Corporation and the Executive entered into a Severance Agreement dated March 11, 1991, which provides that any amendments or modifications thereto must be made by a written agreement signed by the parties; and

WHEREAS effective March 16, 1992, the Executive and the Corporation amended paragraph 5(a)(ii)(I)(B) of the Severance Agreement, which amendment includes reference to awards under the Corporation's Executive Incentive Compensation Plan ("EICP"); and

WHEREAS the Executive is the Chief Executive Officer of the Corporation and, as a result of the Corporation's adoption of the Performance-Based Compensation Policy for Covered Executive Officers (the "Policy") which applies to the chief executive officer, is no longer a participant in the EICP; and

WHEREAS the parties wish to further amend paragraph 5(a)(ii)(I)(B) of the Severance Agreement to provide for the change from EICP to the Policy but not to increase the compensation to be paid to the Executive or otherwise materially modify the Severance Agreement.

                               AGREEMENT


NOW, THEREFORE, the Corporation and the Executive agree to further amend the language of paragraph 5(a)(ii)(I)(B) of the Severance Agreement by deleting the language that appears immediately before the proviso in that paragraph and substituting in its place the following language:

"in lieu of any further payments to the Executive for periods subsequent to the Date of Termination, a lump sum payment ("Severance Payment") in an amount equal to two times the sum of (x) the Executive's annual base salary at the highest rate in effect between the Effective Date of this Agreement and the time the Notice of Termination was given, (y) an amount equal to the annualized value of the perquisites provided to the Executive as in effect at the beginning of the year during which a Change of Control occurs and (z) an amount equal to

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the average of the incentive compensation awarded to the
Executive under the terms of the Executive Incentive
Compensation Plan or the Performance-Based Compensation Policy for Covered Executive Officers for the two calendar years immediately preceding the Change of Control.


IN WITNESS WHEREOF, the Executive and an Executive Vice President of the Corporation have executed this Amendment to Severance Agreement and the Corporation has caused its corporate seal to be hereunto affixed by its Secretary, as of the effective date indicated above.




NORWEST CORPORATION


By:  /s/ Stanley S. Stroup              /s/ Richard M. Kovacevich
Executive Vice President               Executive


ATTEST:


  /s/ Laurel A. Holschuh
Secretary     (Seal)



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